Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (no. 333-138763) on Form S-8 of Ethan Allen Interiors Inc. of our report dated June 25, 2021, relating to our audit of the financial statements and supplemental schedule of The Ethan Allen Retirement Savings Plan, which appears in this Annual Report on Form 11-K of The Ethan Allen Retirement Savings Plan for the year ended December 31, 2020.

/s/ RSM US LLP

Stamford, Connecticut

June 25, 2021